Exhibit 4.1

DISTRIBUTION REINVESTMENT PLAN

Effective November 18, 2025

This Distribution Reinvestment Plan (the “Plan”) is adopted by Rithm Perpetual Life Residential Trust, a Maryland statutory trust (the “Trust”), with respect to cash distributions declared by its Board of Trustees (the “Board”) on the Trust’s common shares of beneficial interest, $0.01 par value per share (“Common Shares”), which are classified as Class S Common Shares, Class T Common Shares, Class D Common Shares, Class I Common Shares, Class J Common Shares, Class J-2 Common Shares and Class E Common Shares.

1.            Distribution Reinvestment. As agent for the shareholders (the “Shareholders”) of the Trust who elect to participate in the Plan or who are automatically enrolled pursuant to the terms of a subscription for Common Shares, the Trust will apply all dividends and other distributions declared and paid in respect of the Common Shares held by each participating Shareholder (each, a “Participant”) and attributable to the class of Common Shares owned by such Participant (the “Distributions”), including Distributions paid with respect to any full or fractional Common Shares acquired under the Plan, to the purchase of additional Common Shares of the same class for such Participant.

2.            Effective Date. The effective date of this Plan shall be November 18, 2025.

3.            Procedure for Participation. Any Shareholder may elect to become a Participant by completing and executing a subscription agreement for Common Shares (which may provide for automatic enrollment unless such Shareholder opts out), an enrollment form or any appropriate authorization form as may be available from the Trust, the Trust’s transfer agent, any dealer manager for an offering of Common Shares or any soliciting dealer participating in the distribution of Common Shares for an offering. Participation in the Plan will begin with the next Distribution payable after acceptance of a Participant’s subscription, enrollment or authorization. Common Shares will be purchased under the Plan on the date that Distributions are paid by the Trust.

4.            Suitability. Each Participant agrees that if such Participant fails to meet the then-current suitability requirements for making an investment in the Trust or cannot make the other representations or warranties as set forth in the Trust’s most recent applicable memorandum or subscription agreement, enrollment form or other authorization form, such Participant will promptly so notify the Trust in writing.

5.            Purchase of Common Shares. Participants will acquire Common Shares (including Common Shares purchased by the Trust for the Plan in a secondary market (if available) or on a stock exchange (if listed)) under the Plan at a price equal to the most recently disclosed transaction price per Common Share applicable to the class of Common Shares owned by the Participant on the record date of the Distribution, which will (prior to listing) generally be the prior month’s net asset value per share for such class. No upfront selling commissions or dealer manager fees will be payable with respect to Common Shares purchased pursuant to the Plan, but Class S Common Shares, Class T Common Shares, Class D Common Shares, Class J Common Shares and Class J-2 Common Shares will be subject to ongoing servicing fees, if any. Participants in the Plan may purchase fractional Common Shares so that 100% of the Distributions will be used to acquire Common Shares. However, a Participant will not be able to acquire Common Shares under the Plan and such Participant’s participation in the Plan will be terminated to the extent that a reinvestment of such Participant’s Distributions in Common Shares would cause the percentage ownership or other limitations contained in the Trust’s Declaration of Trust to be violated or to the extent that the Trust determines necessary for purposes of maintaining its status as a “real estate investment trust” for U.S. federal or other income tax purposes. Common Shares to be distributed by the Trust in connection with the Plan will be supplied from shares which may or may not be registered with the Securities and Exchange Commission (the “SEC”). Common Shares that are not registered with the SEC will be subject to transfer restrictions and cannot be sold unless they are subsequently registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or an exemption from registration is available.

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6.            Distributions Excluded from Plan. Notwithstanding anything herein to the contrary, the Board, in its sole discretion, may elect to designate certain Distributions as ineligible for reinvestment through the Plan, without notice to Participants, without suspending this Plan and without affecting the future operation of the Plan with respect to Participants. In addition, unless the Board, in its sole discretion, determines otherwise, after two years from the date of purchase of the first Class J Common Shares, Distributions on Class J Common Shares will be ineligible for reinvestment through the Plan. If a Distribution is designated as ineligible for reinvestment through the Plan, the Participant will receive such Distribution in cash at the address on file with the Trust.

7.            Taxes. THE REINVESTMENT OF DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME OR WITHHOLDING TAX LIABILITY THAT MAY BE PAYABLE ON THE DISTRIBUTIONS. Investors are urged to consult their own tax advisors regarding the tax consequences to them of PARTICIPATING IN THE PLAN.

8.            Common Share Certificates. The ownership of Common Shares purchased through the Plan will be in book-entry form unless and until the Trust issues certificates for its outstanding Common Shares.

9.            Reports. On a quarterly basis, the Trust shall provide each Participant a statement of account describing, as to such Participant: (a) the Distributions reinvested during the quarter; (b) the number and class of Common Shares purchased pursuant to the Plan during the quarter; (c) the per share purchase price for such Common Shares; and (d) the total number of Common Shares purchased on behalf of the Participant under the Plan. On an annual basis, tax information with respect to income earned on Common Shares under the Plan for the calendar year will be provided to each applicable participant.

10.          Termination by Participant. A Participant may terminate participation in the Plan at any time, without penalty, by delivering at least 10 business days’ prior written notice (which may be electronic) to the Trust. This notice must be received by the Trust 10 business days prior to a Distribution payment date in order for a Participant’s termination to be effective for such Distribution payment date. Any transfer of Common Shares by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Common Shares. If a Participant requests that the Trust repurchase all or any portion of the Participant’s Common Shares, the Participant’s participation in the Plan with respect to the Participant’s Common Shares for which repurchase was requested but that were not repurchased will be terminated. If a Participant terminates Plan participation, the Trust may, at its option, ensure that the terminating Participant’s account will reflect the whole number of shares in such Participant’s account and provide a check for the cash value of any fractional share in such account. Upon termination of Plan participation for any reason, future Distributions will be distributed to the Shareholder in cash or in such other manner as determined by the Trust.

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11.          Amendment, Suspension or Termination by the Trust. The terms and conditions of the Plan may be amended or supplemented by the Trust at any time; provided that the Plan cannot be amended to eliminate a Participant’s right to terminate participation in the Plan and that notice of any material amendment must be provided to Participants at least 10 business days prior to the effective date of that amendment. The Trust may suspend or terminate the Plan for any reason upon 10 business days’ written notice to the Participants. Any notice required by this Section 11 may be satisfied by the Trust disclosing to shareholders in a supplement to the applicable memorandum (or post-effective amendment if required by the Securities Act) or current or periodic report filed by the Trust with the SEC if the Trust has a class of securities registered under the U.S. Exchange Act of 1934, as amended.

12.          Liability of the Trust. The Trust shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (a) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to timely receipt of notice in writing of such death or (b) with respect to the time and the prices at which Common Shares are purchased or sold for a Participant’s account.

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